Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE-MONTH

PERIOD ENDED MARCH 31, 2010

MELVILLE, N.Y., May 17, 2010 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three-month period ended March 31, 2010.

P&F Industries Inc. reported revenue from continuing operations of $11,147,000 for the three-month period ended March 31, 2010, compared to $12,221,000 for the same period in 2009. The Company reported an after tax loss from continuing operations of $707,000 and $339,000, respectively, for the three month periods ended March 31, 2010 and 2009, respectively.

The Company reported basic and diluted loss per common share of:

	For the three month period ended
	March 31, 2010	March 31, 2009
Basic and diluted loss per common share
Continuing operations	$(0.20)	$(0.09)
Discontinued operations	(0.48)	(0.08)
	$(0.68)	$(0.17)

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “The first quarter of 2010’s results from continuing operations when compared to the same period in 2009 reflect the on-going sluggishness in the general economy, which has not yet recovered from the recession.”

The Company reported first quarter 2010 revenue of $7,820,000 at its Continental Tool Group, compared to $9,145,000 for the same period in 2009.  Specifically, revenue at Florida Pneumatic decreased $163,000.  Primary components of this decrease at Florida Pneumatic include lower revenue from its Franklin Manufacturing line of $313,000, resulting from the decision at December 31, 2009 to cease marketing this product line, and a decrease in revenue of an aggregate of $83,000 from its Berkley, filters and OEM product lines.  Offsetting these reductions were increases in revenue of $153,000 and $57,000, respectively, in its industrial/catalog and automotive lines.   Furthermore, there was a modest increase in revenue of $21,000 from Florida Pneumatic’s major retail customer.  Hy-Tech, which focuses on the industrial sector of the pneumatic tool market, continues to be adversely affected by the down-turn in its market sector.  Further, Hy-Tech’s revenue during the first quarter of 2009 included large orders from two customers.   As a result, when comparing the revenue for the three-month periods ended March 31, 2010 and 2009, approximately two-thirds of the decrease is due to the aforementioned large orders shipped in 2009.  The balance of the decrease was across its suite of products as well as customer base.

Mr. Horowitz further noted that “Nationwide Industries is now the sole operating business within our Countrywide Hardware segment. Despite generating an 8.2% increase in revenue, it continues to be affected by the general overall economic sluggishness, diminishing recreational vehicle and modular home markets, and competitive pressures. Nationwide currently markets fencing and gate hardware, kitchen and bath accessories, OEM products and patio hardware and is reporting revenue during the three-month period ended March 31, 2010 of $1,849,000, $820,000, $448,000 and $210,000, respectively, for these product lines, compared to $1,625,000, $851,000, $429,000 and $171,000, during the same period in the prior year.”

The Company reported that its gross margins in its Tools segment for the three-month period ended March 31, 2010 decreased 0.4 percentage points to 34.6% from 35.0% for the three-month period ended March 31, 2009. Gross profit for this segment also decreased when comparing the three-month periods ended March 31, 2010 and 2009, due primarily to lower revenue and to product mix.

Mr. Horowitz added, “When comparing the three-month periods ended March 31, 2010 and 2009, Florida Pneumatic’s gross margin increased 4.6 percentage points.  This increase in gross margin is due primarily to improved pricing from its overseas suppliers, lower indirect labor costs and improved utilization of fixed overhead.  As the result of improved gross margins applied to slightly higher revenue, Florida Pneumatic’s gross profit improved by more than $151,000.”

The Company reported both gross margin and gross profit decreases at Hy-Tech when comparing the three-month periods ended March 31, 2010 and 2009, again due primarily to its strong first quarter of 2009. Gross margins decreased approximately 5.0 percentage points. The reduction in gross margin, combined with the decrease in revenue, caused Hy-Tech’s gross profit to decrease approximately $644,000.  A contributing factor to the decrease in gross margin reported this quarter at Hy-Tech is lower overhead absorption which in turn was due to lower production volume through the facility.

For the three-month period ended March 31, 2010, the Company’s selling, general and administrative expenses were $4,317,000, reflecting an increase of $114,000 when compared to $4,203,000 for the three-month period ended March 31, 2009. As a percentage of revenue, its selling, general and administrative expenses was 38.7% for the three-month period ended March 31, 2010 compared to 34.4% for the same period in the prior year.  The most significant factor contributing to the net change was the increase of $343,000 in legal, consulting and accounting fees incurred during this quarter compared to the first quarter of 2009.  This increase is primarily attributable to the Company’s efforts to resolve various matters with its banks.  Additionally, when comparing the first quarter of 2010 to the same period in 2009, the Company incurred $64,000 of additional general legal fees and expenses.  However, partially offsetting the above was a decrease in our compensation, payroll taxes and benefits aggregating $285,000, as the result of the continued Company-wide pay rate reduction,  The Company intends to continue to examine its operating expenses.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, May 17, 2010, at 11:00 A.M., Eastern Time to discuss its first quarter of 2010 results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing (877) 407-9210, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call.  For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 18, 2010.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements, potential exposure to the Company relating to any sale, liquidation or disposal of the WM Coffman business and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These risks could cause the Company’s actual results for the 2010 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $)	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets
Cash	$0	$546
Accounts receivable - net	7,253	7,545
Inventories - net	18,802	19,746
Notes and other receivables	198	110
Deferred income taxes - net	670	670
Income tax refund receivable	3,275	3,270
Prepaid expenses and other current assets	240	169
Assets of discontinued operations	8,707	10,797

Total current assets	39,145	42,853

Net property and equipment	12,797	13,166
Goodwill	5,150	5,150
Other intangible assets - net	2,563	2,651
Deferred Income taxes — net	1,437	1,437
Assets of discontinued operations	3,680	3,924
Other assets — net	215	237
Total assets	$64,687	$69,418

Liabilities and Shareholders’ Equity
Short-term borrowings	$13,900	$16,300
Accounts payable	2,669	1,396
Other accrued liabilities	2,978	2,003
Liabilities of discontinued operations	8,699	9,719
Current maturities of long-term debt	4,370	5,015

Total current liabilities	32,616	34,433

Long-term debt, less current maturities	3,385	4,148
Liabilities of discontinued operations	5,787	5,222

Total liabilities	41,788	43,803

Total shareholders’ equity	23,199	25,615

Total liabilities and shareholders’ equity	$64,987	$69,418

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended March 31,
(In thousands of $, except per share data)	2010	2009
	(Unaudited)	(Unaudited)
Net revenue	$11,147	$12,221
Cost of sales	7,148	8,121
Gross profit	3,999	4,100
Selling, general and administrative expenses	4,317	4,203
Operating loss	(318)	(103)
Interest expense — net	389	305
Loss before income taxes	(707)	(408)
Income taxes	—	(69)
Loss from continuing operations	(707)	(339)

Loss from discontinued operations (net of tax benefits of $—0— for 2010 and $58 for 2009)	(1,744)	(267)

Net loss	$(2,451)	$(606)

(Loss) earnings per common share:

Basic and diluted loss per share
Continuing operations	$(0.20)	$(0.09)
Discontinued operations	$(0.48)	$(0.08)
	$(0.68)	$(0.17)

Weighted average common shares outstanding:

Basic and diluted	3,615	3,615

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